Exhibit 99.1

Charah Solutions, Inc. Completes Reverse Stock Split

Louisville, KY – December 28, 2022 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental services and byproduct recycling to the power generation industry, will effect a one-for-ten (1:10) reverse stock split of its common stock, par value $0.01 per share, effective at 5:00 p.m. Eastern Time on December 29, 2022. The reverse stock split, which was authorized by its Board of Directors, was approved by Charah Solutions’ stockholders on November 23, 2022. Upon market open on December 30, 2022, Charah Solutions’ common stock will continue trading under the symbol “CHRA” on a split-adjusted basis with a new CUSIP number: 15957P 303.

Pursuant to the reverse stock split, common stockholders will automatically receive one common share for every 10 outstanding common shares owned. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The reverse stock split will reduce the number of outstanding shares of Charah Solutions’ common stock from approximately 33,721,705 shares as of December 29, 2022, to approximately 3,372,170 shares outstanding post-split. Correspondingly, the initial trading price of Charah Solutions’ common stock is expected to proportionately increase immediately following the reverse stock split, although there is no guarantee that this will occur. The reverse stock split will uniformly affect all record holders of common stock and will not affect any record holder’s percentage ownership in the Company, except for de minimis changes as a result of the elimination of fractional shares. The reverse stock split will also have a proportionate effect on all stock options, warrants, and conversions outstanding as of December 29, 2022, including the conversion of the outstanding preferred stock. The reverse stock split will not change the number of authorized shares under the Company’s certificate of incorporation, which will continue to consist of 250,000,000 shares, of which 50,000,000 shares are designated as preferred stock and 200,000,000 shares are designated as common stock.

The primary purpose of the reverse stock split is to increase the per share market price of the Company’s common stock. Among other things, the Company believes the reverse stock split will also help ensure that the Company maintains compliance with applicable NYSE continued listing standards with respect to the closing price of our common stock. The reduction in the number of issued and outstanding shares of common stock as a result of the reverse stock split is, absent other factors, expected to proportionately increase the market price of our common stock to a level above the current market trading price, although there is no assurance that this will occur. Additionally, there is no assurance that the reverse stock split will allow the Company to maintain compliance with the NYSE’s listing maintenance standard.

Holders of common stock who hold in “street name” in their brokerage accounts do not have to take any action as a result of the reverse stock split. Their accounts will be automatically adjusted to reflect the number of shares owned. Stockholders of record will be receiving information from American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, and exchange agent for the reverse stock split, regarding their stock ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable.

Additional information on the reverse stock split can be found in Charah Solutions’ definitive information statement filed with the Securities and Exchange Commission on December 8, 2022, which is available on the SEC's website at www.sec.gov and on the Company’s website.

About Charah Solutions, Inc.

With more than 35 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct recycling to the power generation industry. Based in Louisville, Kentucky, Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. Charah Solutions assists utilities and independent power producers with all aspects of sustainably managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, structural fill projects, power plant remediation and site redevelopment. As a sustainability leader, Charah Solutions is dedicated to preserving our natural resources in an environmentally conscious manner and is focused on developing innovative solutions for the betterment of the planet, the communities in which it operates and its customers. For more information, please visit www.charah.com or download our 2021 Environmental, Social and Governance (ESG) Report at charah.com/sustainability.

Charah Solutions Investor Contacts	IR Agency Contact	Charah Solutions Media Contact
Joe Skidmore, CFO	Kirsten Chapman	Brad Mercer
Charah Solutions	LHA Investor Relations	PriceWeber Marketing
(502) 245-1353	(415) 433-3777	(502) 777-3308
ir@charah.com	charah@lhai.com	media@charah.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “guidance,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2021 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.